Exhibit 3.218
OPERATING AGREEMENT
OF
MEMORIAL HOSPITAL OF MARTINSVILLE & HENRY COUNTY
AMBULATORY SURGERY CENTER, LLC
     This OPERATING AGREEMENT (this “Agreement”), dated as of the _____ day of July, 2002, has been entered into by PHC-MARTINSVILLE, INC. (the “Member”).
     1. Name, Business, Address and Registered Agent.
          (a) The Member hereby creates, under the name of “Memorial Hospital of Martinsville & Henry County Ambulatory Surgery Center, LLC,” a limited liability company (the “Company”) under the Virginia Limited Liability Company Act (the “Act”), for the purpose of engaging in any business of any kind necessary to, in connection with, related to or incidental to such purposes as the Member shall from time to time deem desirable.
          (b) The principal office of the Company shall be at 320 Hospital Drive, Martinsville, Virginia 24112, or such other place as the Member may from time to time designate.
          (c) The initial registered office of the Company for purposes of the Act shall be at Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219-4074. The initial registered agent of the Company for purposes of the Act shall be Matthew D. Jenkins, whose business office is identical to the Company’s registered office.
     2. Member. The sole responsibility for managing the business and affairs of the Company, except as otherwise provided herein or in the Act, shall be vested in the Member. Except as expressly provided herein, voting power shall be vested solely in the Member, and all matters requiring a vote pursuant to this Agreement or the Act shall be determined by the vote of the Member.
     3. Officers.
          (a) Election of Officers; Term. The officers of the Company shall consist of a President, one or more Vice Presidents, a Treasurer and a Secretary. Other officers, including assistant and subordinate officers, may from time to time be appointed by the Member. All officers shall hold office until their successors are appointed by the Member. Any two or more offices may be combined in the same person as the Member may determine. No officer may act in more than one capacity where the action of two or more officers is required.
          (b) Removal of Officers; Vacancies. Any officer of the Company may be removed summarily with or without cause, at any time, by the Member. Vacancies may be filled by the Member.
          (c) Duties. The officers of the Company shall have such duties as generally pertain to their offices, respectively, as well as such powers and duties as are prescribed by law or as from time to time shall be conferred by the Member. The Member shall determine the compensation of all officers of the Company.

          (d) President. The President shall be primarily responsible for the implementation of policies of the Member. He shall have authority over the general management and direction of the business and operations of the Company and its divisions, if any, subject only to the ultimate authority of the Member. He may sign and execute in the name of the Company, deeds, mortgages, bonds, contracts or other instruments except in cases where the signing and the execution thereof shall be expressly delegated by the Member or by this Agreement to some other officer or agent of the Company or shall be required by law otherwise to be signed or executed. In addition, he shall perform all duties incident to the office of the President and such other duties as from time to time may be assigned to him by the Member.
          (e) Vice Presidents. Each Vice President, if any, shall have such powers and duties as may from time to time be assigned to him by the President or the Member. Any Vice President may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments authorized by the Member, except where the signing and execution of such documents shall be expressly delegated by the Member or the President to some other officer or agent of the Company or shall be required by law or otherwise to be signed or executed.
          (f) Treasurer. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Company, and shall deposit all monies and securities of the Company in such banks and depositories as shall be designated by the Member. He shall be responsible (i) for maintaining adequate financial accounts and records in accordance with generally accepted accounting principles; (ii) for the preparation of appropriate operating budgets and financial statements; (iii) for the preparation and filing of all tax returns required by law; and (iv) for the performance of all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Member or the President. The Treasurer may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and the execution thereof shall be expressly delegated by the Member or by this Agreement to some other officer or agent of the Company or shall be required by law or otherwise to be signed or executed.
          (g) Secretary. The Secretary shall act as secretary of all meetings of the Member and the officers of the Company. He shall keep and preserve the minutes of all such meetings in permanent books. He shall (i) see that all notices required to be given by the Company are duly given and served; (ii) have custody of all deeds, leases, contracts and other important documents; (iii) have charge of the books, records and papers of the Company relating to its organization and management as a Company; (iv) see that all reports, statements and other documents required by law (except tax returns) are properly filed; and (v) in general perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Member or the President.
     4. Term. The term of the Company shall be perpetual, except that the Company shall be dissolved upon the first to occur of any of the following events:
          (a) The election of the Member to dissolve and terminate the Company;
          (b) The entry of a decree of judicial dissolution under § 13.1-1047 of the Act; or
          (c) Automatic cancellation of the Company’s certificate of organization pursuant to § 13.1-1064 of the Act.

     5. Capital. The Member may contribute such capital, in cash or other property, as it so chooses in its sole discretion. No capital contributions shall be required unless the Member consents thereto in writing.
     6. Bank Accounts. The President, Vice President, Secretary and Treasurer of the Company are authorized to open commercial banking accounts for and in the name of the Company throughout the United States, at any time and from time to time, and to deposit to the credit of the Company in such banking accounts any monies, checks, drafts, orders or other commercial paper payable to the Company, and from time to time to withdraw all or any part of the funds on deposit in the name of the Company by check drawn in the name of the Company and signed by the President, Vice President Secretary or Treasurer. The President, Vice President, Secretary and Treasurer are authorized to designate in writing any other officers or employees of the Company as persons authorized to endorse and deposit to the credit of the Company in any such banking accounts any monies, checks, drafts, orders, or other commercial paper payable to it, and to sign checks drawn on any such banking accounts in the name of the Company (including, in the discretion of such officers, the authority to employ facsimile signatures in such connection), and that such officers, or any of them, are hereby authorized to rescind any such designation so made, copies of all such designations and rescissions to be lodged with the Secretary of the Company.
     7. Voting of Shares. Unless otherwise provided by resolution of the Member, the President may from time to time appoint an attorney or attorneys or agent or agents of the Company, in the name and on behalf of the Company, to cast the vote which the Company may be entitled to cast as a shareholder or otherwise in any other corporation, partnership, limited liability company or joint venture, any of whose securities may be held by the Company, at meetings of the holders of the shares or other securities of such other corporation, partnership, limited liability company or joint venture or to consent in writing to any action by any such other corporation, partnership, limited liability company or joint venture The President shall instruct the person or persons so appointed as to the manner of casting such votes or giving such consent and may execute or cause to be executed on behalf of the Company, and under its corporate seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper in the premises. In lieu of such appointment, the President may himself attend any meetings of the holders of shares or other securities of any such other corporation, partnership, limited liability company or joint venture and there vote or exercise any or all power of the Company as the holder of such shares or other securities of such other corporation, partnership, limited liability company or joint venture.
     8. Distributions. Any cash or other property of the Company not required for the operation of the Company shall be distributable to the Member at such times and in such amounts as determined by the Member.
     9. Transferability of Interests. The Member may transfer, sell, assign, mortgage, grant a lien on, give or otherwise dispose of, whether voluntarily or by operation of law, at judicial sale or otherwise, all or any part of its interest in the Company (“Membership Interest”); provided, however, that (i) no transferee shall become a member without the consent of the transferor Member and (ii) there shall not at any time be more than one member until this Agreement is amended to provide generally (in addition to Section 12 hereof) for having more than one member. If, in connection with any such transfer, less than 100% of the Membership Interest of the transferor Member is transferred, then this Agreement shall be amended to include appropriate provisions, including those relating to partnership accounting and tax issues, necessary to address the fact that the Company has more than one Member.
     10. Liquidation. Any net proceeds from the sale, exchange or other disposition (including a disposition pursuant to foreclosure or deed in lieu of foreclosure) of the assets of the Company following the dissolution of the Company shall be distributed to the Member.
     11. Other Activities. The Member may engage in or possess any interest in another venture or business of any nature or description, independently or with others.
     12. Tax Classification. The Member intends that the Company be disregarded for federal tax purposes as long as there is only one Member, and that if there is ever more than one Member or more than one owner of the Company as determined for federal income tax purposes, that the Company be classified as a partnership for federal income tax purposes and this Agreement shall be interpreted accordingly.
     13. Limited Liability. No Member shall have any personal obligation for any liabilities of the Company solely by reason of being a Member, except as provided by law. No Member shall have any liability to the Company arising out of a transaction, occurrence or course of conduct unless he, she or it has engaged in willful misconduct or a knowing violation of criminal law or has knowingly exceeded the authority granted by or pursuant to this Agreement.
     14. Indemnification.
          (a) The Company shall indemnify the Member or any officer of the Company (as such, an “Indemnified Party”) who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal (a “Proceeding”), including a Proceeding brought on behalf of the Member, because such Indemnified Party is or was a Member or officer of the Company, or is or was serving at the request of the Company as a manager, director, trustee, partner or officer of another entity, against any liability and reasonable expenses (including reasonable attorneys’ fees) incurred by such Indemnified Party in connection with such Proceeding unless such Indemnified Party has engaged in willful misconduct or a knowing violation of the criminal law or has knowingly exceeded the authority granted by or pursuant to this Agreement, or unless such Proceeding is to enforce contractual obligations of a Member under this Agreement or otherwise. No amendment of this Section shall have any effect on the rights provided herein with respect to any act or omission occurring prior to such amendment.
          (b) The Company shall make advances or reimbursements for reasonable expenses (including attorneys’ fees) incurred by any Indemnified Party claiming indemnification under this Section, unless it has been determined that such Indemnified Party is not entitled to indemnification because of a failure to meet the standards set forth in this Section. Such advances or reimbursements shall be conditioned upon receipt from the Indemnified Party claiming indemnification of a written undertaking to repay the amount of such advances or reimbursements if it is ultimately determined that such Indemnified Party is not entitled to indemnification.
          (c) The determination that indemnification under this Section is permissible, and of the reasonableness of expenses and attorney’s fees, shall be determined by the Member. These determinations may be made before or after a claim for indemnification is made.

          (d) No Indemnified Party shall be entitled to indemnification pursuant to this Section to the extent such Indemnified Party is entitled to indemnification by or from another person or entity, including an insurer.
          (e) The Company may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Section.
     15. No Third Party Beneficiary. No creditor or other third party having dealings with the Company shall have the right to enforce the right or obligation of any Member to make capital contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the Member and the Company and their respective successors and permitted assigns.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

SOLE MEMBER: PHC-MARTINSVILLE, INC.
By:
Name:
Title:

COMMONWEALTH/STATE OF__________ )
                                                                            )ss.
CITY/COUNTY OF_____________________ )
     The foregoing instrument was acknowledged before me on this ________ day of ____________, 2002, by PHC-MARTINSVILLE, INC., the sole member of MEMORIAL HOSPITAL OF MARTINSVILLE & HENRY COUNTY AMBULATORY SURGERY CENTER, LLC.

NOTARY PUBLIC

My Commission Expires: ___________________
[SEAL]